Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
Jessica L. Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Adds Antonio Carrillo to its Board of Directors

DALLAS - September 10, 2014 - Trinity Industries, Inc. (NYSE:TRN) (Trinity) today announced the election of Antonio Carrillo to its Board of Directors, effective immediately. The Board’s action expands Trinity’s Board of Directors from 10 to 11 members.

Since 2012, Mr. Carrillo has served as Chief Executive Officer of Mexichem S.A.B., a global specialty chemical company that is one of the largest companies traded on the Mexican Stock Exchange. With annual revenues exceeding $5 billion, Mexichem manufactures products in 31 countries and has commercial activities in more than 50 countries. During his tenure at Mexichem, Mr. Carrillo has developed and implemented organic and acquisition growth strategies that have expanded the company’s portfolio of specialty products, diversified its end markets, and increased its vertical integration.

Prior to joining Mexichem, Mr. Carrillo spent 16 years at Trinity where he most recently served as Senior Vice President of the Company and Group President of the Energy Equipment Group. Mr. Carrillo joined Trinity in 1996 and was responsible for Trinity’s operations in Mexico in addition to his Group President duties. In 2012, he left the Company to become CEO of Mexichem.

"We are very pleased to welcome Antonio Carrillo as a new member of our Board of Directors," said Timothy R. Wallace, Trinity’s Chairman, Chief Executive Officer, and President. "The global insight Antonio has gained as the CEO of Mexichem combined with his knowledge of and executive-level experience with Trinity will add value to our Board."

Mr. Carrillo received a Master’s Degree in Business Administration from the Wharton School of the University of Pennsylvania. He earned a bachelor’s degree in Mechanical Engineering from Anahuac University in Mexico City, Mexico.

Mr. Carrillo is a member of the World Presidents Organization in Mexico City and serves on the Latin American Board of the Wharton School of the University of Pennsylvania. During his career, he also served as a Finance Professor at ITAM, Mexico’s top ranked university for finance and accounting.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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